Exhibit (b)(4)(e)(1)

The Northwestern Mutual Life Insurance Company agrees to pay the benefits provided in this contract, subject to its terms and conditions. Signed at Milwaukee, Wisconsin on the Issue Date.

PRESIDENT AND C.E.O.	SECRETARY

FLEXIBLE PAYMENT VARIABLE ANNUITY-ACCOUNT A

Net Purchase Payments accumulated in a Separate Account, assets of which are invested in shares of one or more mutual funds.

Retirement benefit payable at maturity.

Payment at death before maturity.

Contract benefits payable in one sum or as variable or guaranteed monthly income. Variable Payment Plan benefits described in Section 10.

Participating.

ACCUMULATION VALUES AND VARIABLE PAYMENTS PROVIDED BY THIS CONTRACT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT BUT ARE VARIABLE AND MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

Right To Return Contract – Please read this contract carefully. The Owner may return the contract for any reason within ten days after receiving it. Return of the contract is effective on the date written notice of the return is delivered, mailed or sent by telegram to either The Northwestern Mutual Life Insurance Company, 720 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202 or the agent who sold the contract. If returned, the contract will be cancelled and the Company will refund the sum of (a) the difference between the Purchase Payments paid and the amounts, if any, allocated to the Separate Account plus (b) the value of the contract on the effective date of return.

QQV.ACCT.A

CONTRACT NUMBER	V12 345 678

ANNUITANT	John J. Doe

ISSUE DATE	January 23, 1995

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TABLE OF CONTENTS

Page
CONTRACT INFORMATION, SEPARATE ACCOUNT DIVISIONS	3

LOADS, FEES, AND CHARGES;
PURCHASE PAYMENTS, ACCUMULATION VALUE, PAYMENT PLANS	4

SECTION 1. GENERAL TERMS AND DEFINITIONS	5

SECTION 2. SEPARATE ACCOUNT	6

• Definition of Separate Account
• Accumulation Units
• Net Investment Factor
• Substitution and Change

SECTION 3. PURCHASE PAYMENTS, TRANSFERS AND WITHDRAWALS	7

• Payment of Purchase Payments
• Application of Purchase Payments
• Selection of Division for Purchase Payments
• Transfer of Accumulation Units
• Withdrawals and Full Surrender
• Effective Date

SECTION 4. BENEFITS	7

• Maturity Benefit
• Payment at Death

.SECTION 5. BENEFICIARIES	8

• Definition of Beneficiaries
• Naming and Change of Beneficiaries
• Succession in Interest of Beneficiaries
• General

SECTION 6. LOADS, FEES, AND CHARGES	10

• Contract Fee
• Sales Load and Premium Taxes
• Withdrawal Charge

SECTION 7. OWNERSHIP	10

• The Owner
• Transfer of Ownership
• Collateral Assignment
• Reports to Owners
• Transferability Restrictions

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Page
SECTION 8. THE CONTRACT	11

• Guarantees
• Valuation of Assets
• Determination of Values
• Deferment of Benefit Payments
• Dividends
• Incontestability
• Misstatement of Age or Sex
• Entire Contract; Changes
• Termination of Contract

SECTION 9. PAYMENT OF CONTRACT BENEFITS	12

• Payment of Benefits
• Payment at Death
• Effective Date for Payment Plan
• Payment Plan Elections

SECTION 10. PAYMENT PLANS	13

• Description of Payment Plans
• Allocation of Benefits
• Annuity Units under Variable Payment Plans
• Payments under Variable Payment Plans
• Transfers between Variable Payment Plans
• Withdrawal under Payment Plans
• Payment Plan Rates

ADDITIONAL BENEFITS (if any)	Following page 16

APPLICATION	Attached to the contract

ENDORSEMENTS

to be made by the Company at the Home Office

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CONTRACT INFORMATION

CONTRACT NUMBER	V12 345 678

PLAN	Flexible Payment Variable Annuity
ADDITIONAL BENEFITS	None

TAX REPORTING CATEGORY	Pension Annuity

ANNUITANT	John J. Doe
AGE AND SEX	35 Male
OWNER	John J. Doe, the Annuitant

ISSUE DATE	January 23, 1995
CONTRACT ANNIVERSARY	January 23, 1996 and each January 23 thereafter
MATURITY DATE	January 23, 2025

DIRECT BENEFICIARY	Jane K. Doe, Wife of the Annuitant

SEPARATE ACCOUNT DIVISIONS

On the Issue Date, Purchase Payments and contract values may be allocated among the following Divisions of Separate Account A. Available Separate Account Divisions are subject to change. See Section 2.1.

Select Bond Division

International Equity Division

Money Market Division

Balanced Division

Index 500 Stock Division

Aggressive Growth Stock Division

High Yield Bond Division

Growth Stock Division

Growth and Income Stock Division

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CONTRACT NUMBER    V12 345 678

LOADS, FEES, AND CHARGES

DEDUCTION FROM PURCHASE PAYMENTS:

SALES LOAD (See Section 6.2):

Total Purchase Payments Paid Under the Contract	Amount Deducted From Purchase Payment
First $100,000	4.0%
Next $400,000	2.0%
Next $500,000	1.0%
Balance over $1,000,000	0.5%

PREMIUM TAX (See Section 6.2):

For the first Contract Year, Premium Taxes are not deducted from Purchase Payments. After the first Contract Year, the Company may deduct Premium Taxes from Purchase Payments received or benefits paid.

ANNUAL ANNUITY RATE AND EXPENSE GUARANTEE CHARGE (See Section 2.3):

0.40% at Issue; 0.75% Maximum

ANNUAL CONTRACT FEE (See Section 6.1):

$30 charged on the contract anniversary. The contract fee will be waived if the Accumulation Value of the contract equals or exceeds $50,000 on the contract anniversary.

TRANSFER FEE (See Sections 3.4 and 10.5):

$25 beginning with the thirteenth transfer in any Contract Year.

WITHDRAWAL CHARGE: Not Applicable

MINIMUM PURCHASE PAYMENTS, ACCUMULATION VALUE, PAYMENT PLANS

MINIMUM PURCHASE PAYMENT (See Section 3.1): $25

MINIMUM ACCUMULATION VALUE (See Section 8.9):

$2,000 after the first contract anniversary

MINIMUM PAYMENT UNDER PAYMENT PLAN (See Sections 8.9 and 9.4): $20

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SECTION 1. GENERAL TERMS AND DEFINITIONS

Accumulation Unit. A unit of measure used to determine the value of the interest of this contract in the Separate Account prior to the date on which amounts are placed under a payment plan.

Accumulation Value. The Accumulation Value of a Division is the total value of all Accumulation Units in that Division. The Accumulation Value of the contract is the sum of the Accumulation Values of all Divisions.

Annuitant. The person upon whose life this contract is issued and contract benefits depend.

Annuity Unit. A unit of measure used to determine the amount of variable payments under a variable payment plan and the value of the interest of a variable payment plan in the Separate Account.

Company. The Northwestern Mutual Life Insurance Company.

Contract Fee. An annual charge for administrative expenses made on each contract anniversary prior to the Maturity Date.

Contract Year. The first Contract Year is the period of time ending on the first contract anniversary. Subsequent Contract Years are the annual periods between contract anniversaries.

Division. A component of the Separate Account to which the Owner may allocate Purchase Payments and contract values.

Home Office. The office of the Northwestern Mutual Life Insurance Company located at 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Issue Date. The date this contract is issued and becomes effective.

Maturity Date. The date upon which contract benefits will become payable. If the contract is continued in force under the Optional Maturity Date provision, the Optional Maturity Date will become the Maturity Date.

Net Purchase Payment. A Purchase Payment less all applicable deductions. Deductions include the Sales Load and Premium Tax.

Optional Maturity Date. The contract anniversary nearest the Annuitant’s 90th birthday. Upon reaching the Maturity Date shown on page 3, the Owner may elect to continue the contract in force until this Optional Maturity Date.

Owner. The person possessing the ownership rights stated in this contract.

Premium Tax. A tax imposed by a governmental entity when Purchase Payments any charges for the Disability Waiver of Purchase Payment Benefit are received or benefits are paid.

Purchase Payment. A payment made by or on behalf of the Owner with respect to this contract excluding any charge for the Disability Waiver of Purchase Payment Benefit.

Sales Load. A deduction made from Purchase Payments received.

Separate Account. NML Variable Annuity Account A. The Separate Account consists of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets and all other separate account assets of the Company.

Withdrawal Charge. A deduction that is made from maturity benefits and withdrawal amounts.

Withdrawal Charge Free Amount. For a withdrawal, the amount that can be withdrawn without a Withdrawal Charge prior to the withdrawal of Net Purchase Payments.

Transfer Fee. A deduction that is made from the amount transferred between Divisions of the Separate Account.

Valuation Date. Any day on which the assets of the Separate Account are valued. Assets are valued as of the close of trading on the New York Stock Exchange for each day the Exchange is open.

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SECTION 2. SEPARATE ACCOUNT

2.1	SEPARATE ACCOUNT

The Separate Account (NML Variable Annuity Account A) has been established by the Company. The Separate Account consists of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets and all other separate account assets of the Company. The assets of the Separate Account will not be charged with liabilities arising out of any other business the Company may conduct. Interests in the Separate Account are represented by Accumulation Units and Annuity Units, described in Sections 2.2 and 10.3, respectively.

The Separate Account is comprised of the Divisions listed on page 3. The assets allocated to these Divisions are invested in shares of corresponding Portfolios of the Northwestern Mutual Series Fund, Inc. (the Series Fund). The Series Fund is registered under the Investment Company Act of 1940 as an open-end, diversified management investment company. Shares of the Series Fund Portfolios are purchased for the Separate Account at their net asset value.

The Company reserves the right to eliminate or add additional Divisions and Portfolios.

2.2	ACCUMULATION UNITS

The interest of this contract in the Separate Account, prior to the date on which amounts become payable under a payment plan, is represented by Accumulation Units. The dollar value of Accumulation Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Accumulation Unit on any Valuation Date is determined by multiplying:

•	the value on the immediately preceding Valuation Date; by

•	the Net Investment Factor for the period from the immediately preceding Valuation Date up to and including the current Valuation Date (the current period).

2.3	NET INVESTMENT FACTOR

For each Division of the Separate Account the Net Investment Factor for the current period is one plus the net investment rate for the Division. The net investment rate for the current period is equal to the gross investment rate for the Division reduced on each Valuation Date by a charge for annuity rate and expense guarantees. The charge for these guarantees on the Issue Date is shown on page 4. The Company may increase or decrease the charge after the Issue Date, but the Company may not increase the charge to exceed the maximum charge shown on page 4.

The gross investment rate for the current period for each Division is equal to a. divided by b. where:

a.	is:

•	the investment income of the Division for the current period; plus

•	capital gains for the period, whether realized or unrealized, on the assets of the Division; less

•	capital losses for the period, whether realized or unrealized, on the assets of the Division; less

•	deduction for any tax liability paid or reserved for by the Company resulting from the maintenance or operation of the Division; and less

•	any reasonable expenses paid or reserved for by the Company which result from a substitution of other securities for shares of the Portfolio(s) as set forth in Section 2.4 and

b.	is the value of the assets in the Division on the immediately preceding Valuation Date.

The gross investment rate may be positive or negative. The deduction for any tax liability may be charged proportionately against those contracts to which the liability is attributable by a reduction in the gross investment rate for those contracts.

2.4	SUBSTITUTION AND CHANGE

Pursuant to the authority of the Board of Trustees of the Company:

•	the assets of the Division may be invested in securities other than shares of the Portfolio(s) as a substitute for those shares already purchased or as the securities to be purchased in the future;

•	the Provisions of the contracts having an interest in Separate Account may be modified to comply with any other applicable federal or state laws.

In the event of a substitution or change, the Company may make appropriate endorsement on this and other contracts having an interest in the Separate Account and take other actions as may be necessary to effect the substitution or change.

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SECTION 3. PURCHASE PAYMENTS, TRANSFERS, WITHDRAWALS

3.1	PAYMENT OF PURCHASE PAYMENTS

All Purchase Payments are payable at the Home Office or to an authorized agent. A receipt signed by an officer of the Company will be furnished on request.

Purchase Payments may be made at any time prior to the Maturity Date. The Owner may vary the amount of Purchase Payments, but no Purchase Payment may be less than the minimum Purchase Payment shown on page 4. Total Purchase Payments may not exceed $5,000,000 without the consent of the Company.

The Company will not accept any Purchase Payment unless it is a contribution under a pension or profit sharing plan which meets the requirements of Section 401 of the Internal Revenue Code of 1954, as amended, or the requirements for deduction of the employer’s contribution under Section 404(a)(2) of such code.

3.2	APPLICATION OF PURCHASE PAYMENTS

Each Purchase Payment, net of the Sales Load and Premium Tax, will be applied to provide Accumulation Units in one or more Divisions. Accumulation Units are credited as of the effective date of the Purchase Payment.

The number of Accumulation Units will be determined by dividing the Net Purchase Payment by the value of an Accumulation Unit on the effective date. This number of Accumulation Units will not be changed by any subsequent change in the dollar value of Accumulation Units.

3.3	SELECTION OF DIVISION FOR PURCHASE PAYMENTS

The Owner may at any time change the allocation of Net Purchase Payments among the Divisions by written notice to the Company. Net Purchase Payments received at the Home Office on or after the date on which notice is received will be applied to provide Accumulation Units in the designated Divisions on the basis of the new allocation.

3.4	TRANSFER OF ACCUMULATION UNITS

Before the Maturity Date the Owner may, on request satisfactory to the Company, transfer amounts from one Division to another. The number of Accumulation Units to be credited will be adjusted to reflect the respective value of the Accumulation Units in each of the Divisions on the date the transfer is effective. A Transfer Fee will be deducted from the amount transferred. The amount of the Transfer Fee is shown on page 4. The minimum amount which may be transferred is the lesser of $100 or the entire Accumulation Value of the Division from which the transfer is being made.

3.5	WITHDRAWALS AND FULL SURRENDER

Before the Maturity Date the Owner may, on request satisfactory to the Company, withdraw all or a portion of the Accumulation Value of the contract. Withdrawal of the entire value of the contract constitutes a full surrender, and receipt of the contract at the Home Office will terminate this contract. Receipt of the contract may be waived by the Company.

The cash value of the amount withdrawn will be the value of the Accumulation Units withdrawn determined as of the date the withdrawal is effective, less any applicable Withdrawal Charge. The Withdrawal Charge is described in Section 6.3.

The term “withdrawal amounts” as used in this contract includes amounts paid as full surrenders and withdrawals of a portion of the Accumulation Value of the contract.

3.6	EFFECTIVE DATE

The effective date of a Purchase Payment, transfer, or withdrawal is the Valuation Date on which the Purchase Payment or the request for transfer or withdrawal is received at the Home Office. However, the Purchase Payment, transfer, or withdrawal will be effective on the following Valuation Date if the Purchase Payment or request for transfer or withdrawal is received at the Home Office either:

•	on a Valuation Date after the close of trading on the New York Stock Exchange; or

•	on a day on which the New York Stock Exchange is closed.

SECTION 4. BENEFITS

4.1	MATURITY BENEFIT

Maturity Options. If the Annuitant is living on the Maturity Date shown on page 3, and that Maturity Date is earlier than the contract anniversary nearest the Annuitant’s 90th birthday, the Owner may elect between the following maturity options:

•	payment of a monthly retirement life income to the Annuitant under a payment plan chosen by the Owner; or

•	deferral of the maturity benefit and continuation of this contract, without any Disability Waiver of Purchase Payment Benefit, to the Optional Maturity Date. The contract will continue under this option if a written election for this purpose is received by the Company or if on the Maturity Date shown on page 3, the Owner has not chosen a payment plan.

If the Annuitant is living on the Maturity Date and that Maturity Date is on or after the contract anniversary nearest the Annuitant’s 90th birthday, the Company will pay a monthly retirement life income to the Annuitant under a payment form chosen by the Owner.

QQV.ACCT.A

Payment Of Maturity Benefit. The amount of the monthly income paid as the maturity benefit will depend on the payment plan chosen (see Section 10) and the maturity value. The maturity value of this contract will be the Accumulation Value of the contract on the effective date of the maturity benefit, less any applicable Withdrawal Charge (see Section 6.3). The maturity benefit will be effective on the Maturity Date. However, if the New York Stock Exchange is closed on the Maturity Date, the effective date will be the Valuation Date next preceding the Maturity Date.

If no payment form is chosen at the time a monthly retirement life income becomes payable, payments will be made to the Annuitant under the variable payment form of Life Income Plan (Option C), with installments certain for ten years, as described in Section 10.1.

Optional Maturity Date. The Optional Maturity Date is the contract anniversary nearest the Annuitant’s 90th birthday. If the contract is continued to the Optional Maturity Date, all contract rights of the Owner will continue in effect to the Optional Maturity Date except that the Disability Waiver of Purchase Payment Benefit will not continue in force after the Maturity Date shown on page 3. The Optional Maturity Date will become the Maturity Date for all other purposes of this contract.

4.2	PAYMENT AT DEATH

The Company will make a payment to the beneficiary upon receipt at its Home Office of satisfactory proof of the death of the Annuitant before the Maturity Date. The payment at death will be the Accumulation Value of the contract determined on the effective date of the payment at death. The payment at death will be effective on the Valuation Date on which proof of death is received at the Home Office or, if later, the date on which a method of payment is elected. However, payment at death will be effective on the next following Valuation Date if the proof of death is received at the Home Office either:

•	on a Valuation Date after the close of trading on the New York Stock Exchange; or

•	on a day on which the New York Stock Exchange is closed.

If the date of death is before the Annuitant’s 65th birthday, the payment at death will not be less than:

•	total Purchase Payments paid under the contract; less

•	any amounts withdrawn under Section 3.5.

The term “Death Benefit” as used in this contract refers to the payment at death.

SECTION 5. BENEFICIARIES

5.1	DEFINITIONS

The term “beneficiaries” as used in this contract includes direct beneficiaries, contingent beneficiaries and further payees.

5.2	NAMING AND CHANGE OF BENEFICIARIES

For Maturity Benefits By Owner. The Owner may name and change the beneficiaries of maturity benefits before the Maturity Date. If no direct beneficiary is named by the Owner, the Annuitant will be the direct beneficiary.

For Death Benefits By Owner. The Owner may name and change the beneficiaries:

•	while the Annuitant is living; or

•	during the first 60 days after the date of death of the Annuitant, if the Annuitant was not the Owner immediately prior to the Annuitant’s death. A change made during this 60 days cannot be revoked.

For Withdrawal Amounts By Owner. The Owner may name the beneficiaries at the time of withdrawal.

For Death Benefits By Direct Beneficiary. A direct beneficiary may name and change the contingent beneficiaries and further payees of the direct beneficiary’s share of the benefits:

•	if the direct beneficiary is the Owner;

•	if, at any time after the death of the Annuitant, no contingent beneficiary or further payee of that share is living; or

•	if, after the death of the Annuitant, the direct beneficiary elects a payment plan. The interest of any other beneficiary in the share of that direct beneficiary will end.

These direct beneficiary rights are subject to the Owner’s rights during the 60 days after the date of death of the Annuitant.

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For Maturity Benefits Or Withdrawal Amounts by Direct Beneficiary. After a withdrawal or the maturity of the contract, the direct beneficiary may name and change the contingent beneficiaries and further payees of the direct beneficiary’s share of benefits that is under a payment plan.

For Maturity Or Death Benefits Or Withdrawal Amounts By Spouse (Marital Deduction Provision).

•	Power To Appoint. The spouse of the Annuitant will have the power alone and in all events to appoint all amounts payable to the spouse under the contract if:

a.	just before the Annuitant’s death, the Annuitant was the Owner; and

b.	the spouse is a direct beneficiary; and

c.	the spouse survives the Annuitant.

•	To Whom Spouse Can Appoint. Under this power, the spouse can appoint:

a.	to the estate of the spouse; or

b.	to any other persons as contingent beneficiaries and further payees.

•	Effect Of Exercise. As to the amounts appointed, the exercise of this power will:

a.	revoke any other designation of beneficiaries;

b.	revoke any election of payment plan as it applies to them; and

c.	cause any provision to the contrary in Section 5 or 9 of this contract to be of no effect.

Effective Date. A naming or change of a beneficiary will be made on receipt at the Home Office of a written request that is acceptable to the Company. The request will then take effect as of the date that it was signed. The Company is not responsible for any payment or other action that is taken by it before the receipt of the request. The Company may require that the contract be sent to it to be endorsed to show the naming or change.

5.3	SUCCESSION IN INTEREST OF BENEFICIARIES

Direct Beneficiaries. The maturity or death benefits or withdrawal amounts will be payable in equal shares to the direct beneficiaries who survive and receive payment. If a direct beneficiary dies before receiving all or part of the direct beneficiary’s full share, the unpaid portion will be payable in equal shares to the other direct beneficiaries who survive and receive payment.

Contingent Beneficiaries. At the death of all of the direct beneficiaries, the maturity or death benefits, the withdrawal amounts, or the present value of any unpaid payments under a payment plan, will be payable in equal shares to the contingent beneficiaries who survive and receive payment. If a contingent beneficiary dies before receiving all or part of the contingent beneficiary’s full share, the unpaid portion will be payable in equal shares to the other contingent beneficiaries who survive and receive payment.

Further Payees. At the death of all the direct and contingent beneficiaries, the maturity or death benefits, the withdrawal amounts, or the present value of any unpaid payments under a payment plan, will be paid in one sum:

•	in equal shares to the further payees who survive and receive payment; or

•	if no further payees survive and receive payment, to the estate of the last to die of all beneficiaries who survive the Annuitant.

Owner Or The Owner’s Estate. If no beneficiaries are alive when the Annuitant dies, the benefits will be paid to the Owner or to the Owner’s estate.

5.4	GENERAL

Transfer Of Ownership. A transfer of ownership of itself will not change the interest of a beneficiary.

Claims Of Creditors. So far as allowed by law, no amount payable under this contract will be subject to the claims of creditors of a beneficiary.

Succession Under Payment Plans. A direct or contingent beneficiary who succeeds to an interest in a payment plan will continue under the terms of the plan.

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SECTION 6. FEES AND CHARGES

6.1	CONTRACT FEE

On each contract anniversary prior to the Maturity Date, a Contract Fee will be charged for administrative expenses. The amount of the Contract Fee is shown on page 4. The Contract Fee will be deducted from the Divisions in proportion to the Accumulation Value of the Divisions. The effective date of the Contract Fee will be the contract anniversary. However, if the New York Stock Exchange is closed on the contract anniversary, the effective date will be the next following Valuation Date.

6.2	SALES LOAD AND PREMIUM TAXES

The Company will deduct from Purchase Payments received the Sales Load shown on page 4. The Company may also deduct from Purchase Payments received any Premium Taxes incurred.

6.3	WITHDRAWAL CHARGE

Conditions. Maturity benefits and withdrawals are subject to a Withdrawal Charge described on page 4. There is no Withdrawal Charge on benefits that are paid under a variable Installment Income or variable Life Income Payment Plan. However, the withdrawal of the present value of any unpaid installments under a variable Installment Income Plan (Option B) will be subject to a Withdrawal Charge if the withdrawal is made less than five years after the date that the payment plan takes effect.

Calculation. The amount of the Withdrawal Charge on the contract is equal to the sum of the Withdrawal Charges on all Net Purchase Payments. The Withdrawal Charge on a Net Purchase Payment is equal to the Withdrawal Charge percentage on the date the Withdrawal Charge is determined, multiplied by the amount of the Net Purchase Payment. The Withdrawal Charge percentages are shown on page 4. The excess of the Accumulation Value of the contract over the total of Net Purchase Payments paid is not subject to a Withdrawal Charge.

Withdrawal Charges are determined:

•	for maturity benefits, as of the Maturity Date.

•	for withdrawals under Section 3.5, as of the effective date of the withdrawal.

•	for withdrawals from payment plans, as of the effective date of the withdrawal.

Withdrawal Charge Free Amount. If the Accumulation Value of the contract is at least $10,000 on the most recent contract anniversary preceding a withdrawal under Section 3.5, then the amount withdrawn will be taken first from any eligible portion of the Accumulation Value of the contract that exceeds the total of Net Purchase Payments paid. For each Contract Year, the amount eligible for the Withdrawal Charge Free Amount is the lesser of the following:

•	the excess of the Accumulation Value of the contract on the effective date of the withdrawal over the total of Net Purchase Payments paid up to the effective date of the withdrawal; and

•	10% of the Accumulation Value of the contract on the most recent contract anniversary preceding the withdrawal.

Order Of Withdrawal. A withdrawal will be taken from the contract in the following order:

•	first, from the Withdrawal Charge Free Amount, if any;

•	next, from the Net Purchase Payments in the order that produces the lowest Withdrawal Charge; and

•	last, from any remaining amount by which the Accumulation Value of the contract exceeds the total of Net Purchase Payments.

SECTION 7. OWNERSHIP

7.1	THE OWNER

The Owner is named on page 3. All contract rights may be exercised by the Owner, the Owner’s successor, or the Owner’s transferee without the consent of any beneficiary. After the Annuitant’s death, contract rights may be exercised only as provided in Sections 5 and 9.

If the contract has more than one Owner, contract rights may be exercised only by authorization of all Owners.

7.2	TRANSFER OF OWNERSHIP

The Owner may transfer the ownership of this contract subject to the transferability restrictions in Section 7.5. Written proof of transfer satisfactory to the Company must be received at its Home Office. The transfer will then take effect as of the date it was signed. The Company may require that the contract be sent to it for endorsement to show the transfer. The Company will not be responsible to a transferee Owner for any payment or other action taken by the Company before receipt of the proof of transfer at its Home Office.

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7.3	COLLATERAL ASSIGNMENT

The Owner may assign this contract as collateral security subject to the transferability restrictions in Section 7.5. The Company is not responsible for the validity or effect of a collateral assignment. The Company will not be responsible to an assignee for any payment or other action taken by the Company before receipt of the assignment in writing at its Home Office.

The interest of any beneficiary will be subject to any collateral assignment made either before or after the beneficiary is named.

A collateral assignee is not an Owner. A collateral assignment is not a transfer of ownership. Ownership can be transferred only by complying with Section 7.2.

7.4	REPORTS TO OWNERS

At least once each Contract Year, the Company will also send to the Owner or payee a statement of the number of units credited to the contract, the dollar value of a unit as of a date not more than two months previous to the date of mailing, and a statement of the investments held by the Separate Account.

7.5	TRANSFERABILITY RESTRICTIONS

Notwithstanding any other provisions of this contract, the Owner may not:

•	change the ownership of the contract; or

•	sell the contract, or assign or pledge the contract as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the Company.

These restrictions will not apply if the Owner is:

•	the trustee of an employee trust that is qualified under the Internal Revenue Code; or

•	the custodian of a custodial account treated as an employee trust that is qualified under the lnternal Revenue Code.

The restrictions do not preclude the employer under a non-trusteed plan from transferring ownership of this contract to the Annuitant or to the employer or trustee under another plan or trust when required by the plan.

SECTION 8. THE CONTRACT

8.1	GUARANTEES

The Company guarantees that mortality and expense results will not adversely affect the amount of variable payments.

8.2	VALUATION OF ASSETS

The value of the shares of each Portfolio held in the Separate Account on each Valuation Date will be the redemption value of the shares on that date. If the right to redeem shares of a Portfolio has been suspended, or payment of the redemption value has been postponed, the shares held in the Separate Account (and Annuity Units) may be valued at fair value as determined in good faith by the Board of Trustees of the Company for the sole purpose of computing annuity payments.

8.3	DETERMINATION OF VALUES

The method of determination by the Company of the Net lnvestment Factor, and the number and value of Accumulation Units and Annuity Units, will be conclusive upon the Owner, any assignee, the Annuitant, and any beneficiary.

8.4	DEFERMENT OF BENEFIT PAYMENTS

The Company reserves the right to defer determination of the contract values of this contract, or the payment of benefits under a variable payment plan, until after the end of any period during which the right to redeem shares of a Portfolio is suspended, or payment of the redemption value is postponed. Any deferment would be in accordance with the provisions of the lnvestment Company Act of 1940 by reason of closing of, or restriction of trading on, the New York Stock Exchange, or other emergency, or as otherwise permitted by the Act. In addition, the Company reserves the right to defer payment of contract values until seven days after the end of any deferment in the determination of contract values.

8.5	DIVIDENDS

This contract will share in the divisible surplus of the Company, except while payments are being made under a variable payment plan. This surplus will be determined each year, and the dividend, if any, will be credited on the contract anniversary. Any dividend credited prior to the Maturity Date will be applied on the effective date as a Net Purchase Payment unless the Owner elects to have the dividend paid in cash. The effective date of the dividend will be the contract anniversary. However, if the New York Stock Exchange is closed on the contract anniversary, the effective date will be the next following Valuation Date.

8.6	INCONTESTABILITY

The Company will not contest this contract after it has been in force during the lifetime of the Annuitant for two years from the Issue Date. This issue Date is shown on page 3.

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8.7	MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, the amount payable will be the amount which the Purchase Payments paid would have purchased at the correct age and sex.

8.8	ENTIRE CONTRACT; CHANGES

This contract with the attached application is the entire contract. Statements in the application are representations and not warranties. A change in the contract is valid only if it is approved by an officer of the Company. The Company may require that the contract be sent to it for endorsement to show a change. No agent has the authority to change the contract or to waive any of its terms.

All payments by the Company under this contract are payable at its Home Office.

Assets of the Separate Account are owned by the Company and the Company is not a trustee with respect thereto. The Company may from time to time adjust the amount of assets contained in the Separate Account, by periodic withdrawals or additions, to reflect the contract deductions and the Company’s reserves for this and other similar contracts.

This contract is subject to the laws of the state in which it is delivered.

8.9	TERMINATION OF CONTRACT

At any time after the first contract anniversary, the Company may terminate the contract and pay the Owner the Accumulation Value of the contract and be released of any further obligation if:

•	prior to the Maturity Date no Purchase Payments have been received under the contract for a period of two full years and each of the following is less than the Minimum Accumulation Value shown on page 4:

a.	the Accumulation Value of the contract; and

b.	total Purchase Payments paid under the contract, less any amounts withdrawn under Section 3.5; or

•	on the Maturity Date the Accumulation Value of the contract is less than the Minimum Accumulation Value shown on page 4 or would provide a monthly income the initial amount of which is less than the minimum payment amount shown on page 4.

SECTION 9. PAYMENT OF CONTRACT BENEFITS

9.1	PAYMENT OF BENEFITS

All or part of the contract benefits may be paid under one or more of the following:

•	a variable payment plan;

•	a fixed payment plan; or

•	in cash.

The provisions and rate for variable and fixed payment plans are described in Section 10. Contract benefits may not be placed under a payment plan unless the plan would provide to each beneficiary a monthly income the initial amount of which is at least the minimum payment amount shown on page 4. A Withdrawal Charge will be deducted from contract benefits before their payment under certain conditions described in Section 6.3.

9.2	PAYMENT AT DEATH

Upon the death of the Annuitant prior to the Maturity Date, the payment at death will be made under any payment plan previously elected. If no payment plan has been elected, the payment at death will be made under a payment plan or in cash as elected by the Owner or beneficiary.

9.3	EFFECTIVE DATE FOR PAYMENT PLAN

A payment plan that is elected for maturity benefits will take effect on the Maturity Date.

A payment plan that is elected for death benefits will take effect on the date proof of death of the Annuitant is received at the Home Office if:

•	the plan is elected by the Owner; and

•	the election is received at the Home ‘Office while the Annuitant is living.

In all other cases, a payment plan that is elected will take effect:

•	on the date the election is received at the Home Office; or

•	on a later date, if requested.

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9.4	PAYMENT PLAN ELECTIONS

For Death Benefits By Owner. The Owner may elect payment plans for death benefits:

•	while the Annuitant is living; or

•	during the first 60 days after the date of death of the Annuitant, if the Annuitant was not the Owner immediately prior to the Annuitant’s death. An election made during the 60 days cannot be changed.

For Death Benefits By Direct Or Contingent Beneficiary. A direct or contingent beneficiary may elect payment plans for death benefits payable to the direct or contingent beneficiary if no payment plan that has been elected is in effect. This right is subject to the Owner’s rights during the above 60 days.

For Maturity Benefits Or Withdrawal Amounts. The Owner may elect payment plans for maturity benefits or withdrawal amounts.

Transfer Between Payment Plans. A beneficiary who is receiving payment under a payment plan which includes the right to withdraw may transfer the amount withdrawable to any other payment plan that is available.

SECTION 10. PAYMENT PLANS

10.1	DESCRIPTION OF PAYMENT PLANS

Installment Income For Specified Period (Option B)

The Company will make monthly installment income payments providing for payment of benefits over a specified period of 5 to 30 years.

Life Income Plans

•	Single Life Income (Option C). The Company will make monthly payments for the selected certain period, if any, and thereafter during the remaining lifetime of the individual upon whose life income payments depend. The selections available are: (a) no certain period; or (b) a certain period of 10 or 20 years.

•	Joint and Survivor Life Income (Option E). The Company will make monthly payments for a 10-year certain period and thereafter during the joint lifetime of the two individuals upon whose lives income payments depend and continuing during the remaining lifetime of the survivor.

•	Other Selections. The Company may offer other selections under the Life income Plans.

•	Limitations. A direct or contingent beneficiary who is a natural person may be paid under a Life Income Plan only if the payments depend on that beneficiary’s life. A corporation may be paid under a Life Income Plan only if the payments depend on the life of the Annuitant or, after the death of the Annuitant, on the life of the Annuitant’s spouse or dependent.

These payment plans are available on either a fixed or variable basis. Under a fixed payment plan the payment remains level. Under a variable payment plan the payment will increase or decrease as described in Section 10.4.

10.2	ALLOCATION OF BENEFITS

Upon election of a variable payment plan, the Owner or direct or contingent beneficiary may select the allocation of variable benefits among the Divisions.

If no selection is made, the allocation of benefits will be in proportion to the Accumulation Value of each Division on the effective date of the variable payment plan.

10.3	ANNUITY UNITS UNDER VARIABLE PAYMENT PLANS

The interest of this contract in the Separate Account after the effective date of a variable payment plan is represented by Annuity Units. The dollar value of Annuity Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Annuity Unit on any Valuation Date is the product of:

•	the Annuity Unit value on the immediately preceding Valuation Date;

•	the Net investment Factor for the period from the immediately preceding Valuation Date up to and including the current Valuation Date (the current period ); and

•	the Daily Adjustment Factor of .99990575 raised to a power equal to the number of days in the current period to reflect the Assumed Investment Rate of 3 1/2% used in calculating the monthly payment rate.

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10.4	PAYMENTS UNDER VARIABLE PAYMENT PLANS

First Payment. The first payment under a variable payment plan will be due as of the effective date of the payment plan.

The amount of the first payment is the sum of payments from each Division, each determined by multiplying the benefits allocated to the Division under the variable payment plan by the applicable monthly variable payment rate per $1,000 of benefits.

Number Of Annuity Units. The number of Annuity Units in each Division under a variable payment plan is determined by dividing the amount of the first payment payable from the Division by the Annuity Unit value for the Division at the close of business on the Valuation Date on which the variable payment plan becomes effective. The number of Annuity Units will not be changed by any subsequent change in the dollar value of Annuity Units.

Subsequent Variable Payments. The amount of each subsequent payment from each Division under a variable payment plan will increase or decrease in accord with the increase or decrease in the value of an Annuity Unit which reflects the investment experience of that Division of the Separate Account.

The amount of subsequent variable payments is the sum of payments from each Division, each determined by multiplying the fixed number of Annuity Units for the Division by the value of an Annuity Unit for the Division on:

•	the fifth Valuation Date prior to the payment due date if the payment due date is a Valuation Date; or

•	the sixth Valuation Date prior to the payment due date if the payment due date is not a Valuation Date.

10.5	TRANSFER BETWEEN VARIABLE PAYMENT PLANS

A payee or joint payees receiving payments under a variable payment plan may:

•	transfer Annuity Units from one Division to another. The number of Annuity Units in each Division will be adjusted to reflect the respective value of the Annuity Units in the Divisions on the date the transfer is effective. A Transfer Fee will be deducted from the amount transferred. The amount of the Transfer Fee is shown on page 4. Transfers from the Money Market Division may be made at any time. No transfer from the other Divisions may be made within 90 days of the effective date of the variable payment plan or within 90 days from the effective date of the last transfer.

•	transfer from an Installment Income Plan (Option B) to either form of the Life Income Plan (Option C or E).

Other transfers may be permitted subject to conditions set by the Company. A transfer will be effective on the Valuation Date on which a satisfactory transfer request is received in the Home Office, or a later date if requested. However, the transfer will be effective on the following Valuation Date if the request is received at the Home Office either:

•	on a Valuation Date after the close of trading on the New York Stock Exchange; or

•	on a day on which the New York Stock Exchange is closed.

10.6	WITHDRAWAL UNDER PAYMENT PLANS

Withdrawal of the present value of any unpaid income payments may be elected at any time by the beneficiary, except that withdrawal may not be elected under a Life Income Plan (Option C or E) until the death of all individuals upon whose lives income payments depend.

The withdrawal value under the Installment Income Plan (Option B) will be the present value of any unpaid payments, less any applicable Withdrawal Charge under Section 6.3. The withdrawal value under a Life Income Plan (Option C or E) will be the present value of any unpaid payments for the certain period with no Withdrawal Charge.

For a fixed payment plan, the present value of any unpaid guaranteed payments under the Installment Income Plan (Option B) will be based on interest at an annual effective rate of 2%; the present value of any unpaid guaranteed payments under the Life Income Plan (Option C or E) will be based on interest at an annual effective rate of 3 1/2%. For a variable payment plan, the present value of any unpaid income payments will be based on interest at the Assume Investment Rate used in calculating the amount of the variable payments. The amount of variable payments used in calculating the present value of unpaid payments will be determined by multiplying the number of Annuity Units by the value of an Annuity Unit on the effective date of the withdrawal.

A withdrawal will be effective on the Valuation Date on which the request is received in the Home Office. However, the withdrawal will be effective on the following Valuation Date if the request is received at the Home Office either:

•	on a Valuation Date after the close of trading on the New York Stock Exchange; or

•	on a day on which the New York Stock Exchange is closed.

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10.7	PAYMENT PLAN RATES

Payment Rate Tables. The guaranteed monthly payment rates for both a fixed payment plan and the first payment under a variable payment plan are shown in the Payment Rate Tables. The tables show rates for the Installment Income Plan for a Specified Period (Option B) and Life Income Plans (Options C and E). Life Income Plan (Option C or E) rates are based on the adjusted age of any individual upon whose life payments depend. The adjusted age is:

•	the age on the birthday that is nearest to the date on which the payment plan takes effect; plus

•	the age adjustment shown below for the number of Contract Years that have elapsed from the Issue Date to the date that the payment plan takes effect. A part of a Contract Year is counted as a full year.

CONTRACT YEARS ELAPSED	AGE ADJUSTMENT
1 to 8	0
9 to 16	-1
17 to 24	-2
25 to 32	-3
33 to 40	-4
41 to 48	-5
49 or more	-6

Current Fixed Payment Plan Rates

•	Installment Income For Specified Period (Option B). The Company may offer fixed payment plan rates higher than those guaranteed in this contract with conditions on withdrawal.

•	Life Income Plans (Option C or E). Payments will be based on rates declared by the Company which will not be less than the rates guaranteed in this contract. The declared rates will provide at least as much income as would the Company’s rates, on the date that the payment plan takes effect, for a single premium immediate annuity contract.

Alternate Variable Rate Basis. The Company may from time to time publish higher initial rates for variable payment plans under this contract. These higher rates will not be available to increase payments under payment plans already in effect.

When a variable payment plan is effective on an alternate rate basis, the Daily Adjustment Factor described in Section 10.3 will be determined based on the Assumed Investment Rate used in calculating the alternate payment rate.

PAYMENT RATE TABLES

Monthly Income Payments Per $1,000 Benefits

First Payment Under Variable Payment Plan

INSTALLMENT INCOME PLAN (OPTION B)

PERIOD (YEARS)	MONTHLY PAYMENT
Years 1-4
Not Available
5	$18.12
6	15.35
7	13.38
8	11.90
9	10.75
10	9.83
11	$9.09
12	8.46
13	7.94
14	7.49
15	7.10
16	6.76
17	6.47
18	6.20
19	5.97
20	5.75
21	$5.56
22	5.39
23	5.24
24	5.09
25	4.96
26	4.84
27	4.73
28	4.63
29	4.53
30	4.45

Guaranteed Fixed Payment Plans

INSTALLMENT INCOME PLAN (OPTION B)

PERIOD (YEARS)	MONTHLY PAYMENT
1	$84.09
2	42.46
3	28.59
4	21.65
5	17.49
6	14.72
7	12.74
8	11.25
9	10.10
10	9.18
11	$8.42
12	7.80
13	7.26
14	6.81
15	6.42
16	6.07
17	5.77
18	5.50
19	5.26
20	5.04
21	$4.85
22	4.67
23	4.51
24	4.36
25	4.22
26	4.10
27	3.98
28	3.87
29	3.77
30	3.68

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PAYMENT RATE TABLES

Monthly Income Payments Per $1,000 Benefits

LIFE INCOME PLAN (OPTION C)

SINGLE LIFE MONTHLY PAYMENTS

	CHOSEN PERIOD (YEARS)
ADJUSTED AGE*	ZERO	10	20
55	$4.17	$4.14	$4.06
56	4.23	4.20	4.11
57	4.31	4.28	4.17
58	4.39	4.35	4.23
59	4.47	4.43	4.29
60	4.56	4.51	4.35
61	4.65	4.59	4.42
62	4.76	4.69	4.49
63	4.87	4.79	4.56
64	4.98	4.90	4.63
65	5.10	5.00	4.70
66	5.24	5.12	4.77
67	5.38	5.24	4.84
68	5.54	5.37	4.91
69	5.70	5.51	4.98
70	5.88	5.66	5.05
71	6.07	5.81	5.12
72	6.27	5.98	5.19
73	6.49	6.13	5.24
74	6.73	6.30	5.30
75	6.99	6.48	5.36
76	7.27	6.67	5.40
77	7.58	6.86	5.45
78	7.91	7.05	5.49
79	8.26	7.25	5.52
80	8.64	7.45	5.55
81	9.05	7.65	5.58
82	9.50	7.84	5.60
83	9.98	8.02	5.62
84	10.50	8.20	5.63
85 and above	11.06	8.38	5.64

LIFE INCOME PLAN (OPTION E)

JOINT AND SURVIVOR MONTHLY PAYMENTS

OLDER LIFE ADJUSTED AGE*	YOUNGER LIFE ADJUSTED AGE*
	55	60	65	70	75	80	85 and over
55	$3.79
60	3.87	$4.07
65	3.94	4.18	$4.45
70	3.99	4.27	4.61	$4.99
75	4.02	4.34	4.73	5.20	$5.72
80	4.05	4.38	4.81	5.35	6.00	$6.67
85 and over	4.06	4.40	4.86	5.45	6.18	7.00	$7.75

*	See Section 10.7.

The amount of the payment for any other combinations of ages will be furnished by the Company on request. The maximum initial monthly income per $1,000 will be $7.75.

Monthly payment rates are based on an Assumed Investment Rate of 3 1/2% and the 1983 Table a with Projection Scale G.

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It is recommended that you ...

read your contract.

notify your Northwestern Mutual agent or the Company at 720 E. Wisconsin Avenue, Milwaukee, Wis. 53202, of an address change.

call your Northwestern Mutual agent for information — particularly on a suggestion to terminate or exchange this contract for another contract or plan.

Election Of Trustees

The members of The Northwestern Mutual Life Insurance Company are its policyholders of insurance policies and deferred annuity contracts. The members exercise control through a Board of Trustees. Elections to the Board are held each year at the annual meeting of members. Members are entitled to vote in person or by proxy.

FLEXIBLE PAYMENT VARIABLE ANNUITY-ACCOUNT A

ACCUMULATION VALUES AND VARIABLE PAYMENTS PROVIDED BY THIS CONTRACT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT BUT ARE VARIABLE AND MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

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